UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&P GLOBAL INC.

(Exact name of registrant as specified in its charter)

NEW YORK	13-1026995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Water Street

New York, New York 10041

(212) 438-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

S&P GLOBAL INC. 2019 STOCK INCENTIVE PLAN

S&P GLOBAL INC. AMENDED AND RESTATED DIRECTOR DEFERRED

STOCK OWNERSHIP PLAN

(Full Title of Plans)

Steven J. Kemps

Executive Vice President and General Counsel

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1616

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)(3)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock of S&P Global Inc.	7,000,000	$208.81	$1,461,670,000	$177,154.40

[1]	The 7,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”), of S&P Global Inc., a New York corporation (the “Registrant”), to be registered hereunder are allocated as follows: S&P Global Inc. 2019 Stock Incentive Plan – 6,750,000 shares; S&P Global Inc. Amended and Restated Director Deferred Stock Ownership Plan – 250,000 shares (collectively, the “Plans”). The number of shares to be registered hereunder also includes an indeterminate number of additional shares, that may be issued to adjust the number of shares issued pursuant to the Plans as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

[2]	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 13, 2019, namely $208.81 per share.

[3]	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents have been previously filed with the Commission by the Registrant and are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

(c)	The Registrant’s Current Reports on Form 8-K filed on February 7, 2019, March 15, 2019 and May 2, 2019.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all the Common Stock offered hereby has been sold or which deregisters all the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable, as Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Each of the Registrant’s directors and certain of its executive officers have entered into an indemnification agreement with the Registrant that provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a director or applicable executive officer is indemnified by the Registrant’s Directors’ and Officers’ liability insurance. In addition, the Registrant has an insurance program in place that provides Directors’ and Officers’ liability insurance coverage, and also maintains a fiduciary liability insurance program that covers its directors and employees who serve as fiduciaries for the Registrant’s employee benefit plans.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

(3.1)	Certificate of Incorporation of the Registrant, as amended and restated on April 27, 2016, incorporated by reference from the Registrant’s Form 8-K filed on April 29, 2016.

(3.2)	By-Laws of the Registrant, as amended and restated on April 27, 2016, incorporated by reference from Registrant’s Form 8-K filed on April 29, 2016.

(5.1)	Opinion of Davis Polk & Wardwell LLP.*

(15)	Letter on Unaudited Interim Financial Information of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

(23.1)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

(23.2)	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 5.1 hereto).

(24.1)	Power of Attorney (included on the signature pages hereto).

(99.1)	Registrant’s 2019 Stock Incentive Plan, incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2019.

(99.2)	Registrant’s Amended and Restated Director Deferred Stock Ownership Plan, incorporated by reference from Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2019.

* Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plans not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of May, 2019.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
Name:	Douglas L. Peterson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint Alma Rosa Montanez and Taptesh (Tasha) K. Matharu, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any or all amendments, including post-effective amendments to the Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas L. Peterson
Douglas L. Peterson	President, Chief Executive Officer and Director	May 14, 2019

/s/ Ewout L. Steenbergen
Ewout L. Steenbergen	Executive Vice President, Chief Financial Officer	May 14, 2019

/s/ Christopher Craig
Christopher Craig	Senior Vice President, Corporate Controller and Chief Accounting Officer	May 14, 2019

/s/ Charles E. Haldeman, Jr.
Charles E. Haldeman, Jr.	Non-Executive Chairman of the Board	May 14, 2019

/s/ Marco Alverà
Marco Alverà	Director	May 14, 2019

/s/ William J. Amelio
William J. Amelio	Director	May 14, 2019

/s/ William D. Green
William D. Green	Director	May 14, 2019

/s/ Stephanie C. Hill
Stephanie C. Hill	Director	May 14, 2019

/s/ Rebecca Jacoby
Rebecca Jacoby	Director	May 14, 2019

/s/ Monique F. Leroux
Monique F. Leroux	Director	May 14, 2019

/s/ Maria R. Morris
Maria R. Morris	Director	May 14, 2019

/s/ Edward B. Rust, Jr.
Edward B. Rust, Jr.	Director	May 14, 2019

/s/ Kurt L. Schmoke
Kurt L. Schmoke	Director	May 14, 2019

/s/ Richard E. Thornburgh
Richard E. Thornburgh	Director	May 14, 2019